Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 29, 2021 and February 22, 2021 except for the effects of the restatement discussed in Notes 2, 3 and 10 as to which the date is December 29, 2021, in the Registration Statement on Form S-1 and the related prospectus of Innovid Corp., with respect to the financial statements of INNOVID CORP. (formerly known as ION ACQUISITION CORP 2 LTD.) as of December 31, 2020 and for the period from November 23, 2020 (the day of inception) through December 31, 2020 and as of February 16, 2021, respectively.

Tel Aviv, Israel	/S/ KOST FORER GABBAY & KASIERER

December 29, 2021	A Member of Ernst & Young Global